Exhibit 99.1

Company contact: Tony Trunzo FLIR Systems, Inc. (503) 498-3547 www.flir.com	NEWS RELEASE

Company contact: Melissa Woods (405) 296-9453 melissa.woods@icxt.com

FLIR Systems and ICx Technologies Announce

Tender Offer Results

PORTLAND, OR and ARLINGTON, VA – October 4, 2010 (MARKET WIRE) – FLIR Systems, Inc. (NASDAQ: FLIR) and ICx Technologies, Inc. (NASDAQ: ICXT) announced today that, as of the expiration of FLIR’s tender offer for all the outstanding common stock of ICx, shareholders of ICx tendered 32,683,590 shares, representing approximately 93.4% of ICx’s outstanding shares. In addition, the depositary has advised FLIR that it has received commitments to tender 469,704 additional shares under the guaranteed delivery procedures described in the offer. The tender offer expired at 12:00 midnight, New York City time, on October 1, 2010 and was not extended. According to the terms of the tender offer, all shares that were validly tendered will be accepted for payment today. The offer was conducted through Indicator Merger Sub, Inc., a wholly owned subsidiary of FLIR Systems, Inc.

FLIR intends to complete the acquisition of all remaining shares of ICx through a “short-form merger” under Delaware law, that is, without a vote or meeting of ICx’s remaining shareholders, which is expected to occur on or about Monday, October 4, 2010. In the merger, each of the remaining outstanding shares of ICx common stock (other than shares owned directly or indirectly by ICx, FLIR, Indicator Merger Sub or any of their respective subsidiaries, and shares owned by shareholders of ICx who perfect their appraisal rights under Delaware law) will be converted into the right to receive $7.55 per share, in cash, without interest and less any required withholding taxes, which is the same amount per share paid in the tender offer. As will be described in ICx’s Notice of Merger and Appraisal Rights to be mailed by ICx after the merger, the amount of time permitted by Delaware law to exercise appraisal rights will be extended by 15 days to 35 days after the date of the mailing of such notice. Following the completion of the merger, ICx’s common stock will no longer be listed on the NASDAQ Global Market.

About FLIR Systems, Inc.

FLIR Systems, Inc. is a world leader in the design, manufacture, and marketing of thermal imaging and stabilized camera systems for a wide variety of thermography and imaging applications including condition monitoring, research and development, manufacturing process control, airborne observation and broadcast, search and rescue, drug interdiction, surveillance and reconnaissance, navigation safety, border and maritime patrol, environmental monitoring and ground-based security. Visit FLIR’s web site at www.FLIR.com.

About ICx Technologies, Inc.

ICx Technologies is a leader in the development and integration of advanced sensor technologies for homeland security, force protection and commercial applications. Our proprietary sensors detect and identify chemical, biological, radiological, nuclear and explosive threats, and deliver superior awareness and actionable intelligence for wide-area surveillance, intrusion detection and facility security. We then leverage our unparalleled technical expertise and government funding to address other emerging challenges of our time, ranging from a cleaner environment and alternative energy to life science.